Exhibit 3.1

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED	Articles of Organization	FORM MUST BE TYPED
(General Laws Chapter 156D, Section 2.02; 950 CMR 113.16)

ARTICLE I
The exact name of the corporation is:
TransMedics Group, Inc.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:

To engage in any lawful activity permitted of a corporation governed by the Massachusetts Business Corporation Act or any successor thereto.

ARTICLE III

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common	1,000

“G.L Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L Chapter 156D, Section 6.21. and the comments relative thereto.

P.C.

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the requited type and minimum amount of consideration to be received.

ARTICLE V

The restrictions, if any, imposed by the articles of organization upon the transfer of shares of any class or series of stock are:

N/A

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

1. The Board of Directors may make, amend, or repeal the bylaws in whole or in part, except with respect to any provision thereof which by law or these Articles of Organization requires action by the shareholders. To the extent permitted by law, the bylaws, including a provision adopted solely through action of the Board of Directors, may provide for a different quorum or voting requirement than is provided for in Chapter 156D of the Massachusetts General Laws or any successor statute.

2. A director shall not be liable to the Corporation or its shareholders for damages for any breach of fiduciary duty, except to the extent that the elimination or limitations of liability is not permitted under law, No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

3. Unless the Board of Directors of the Corporation consents in writing to the selection of an alternative forum, a state or federal court located within the Commonwealth of Massachusetts shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the Massachusetts Business Corporation Act, or (d) any action asserting a claim governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to this Article VI.

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendmens.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing;

ARTICLE VIII

The information contained in this article is not a permanent part of the articles of organization.

a.	The street address of the initial registered office of the corporation in the commonwealth;
84 State Street, Boston, MA 02109

b.	The name of its initial registered agent at its registered office:
Corporation Service Company
c.

The names and street addresses of the individuals who will serve as the initial directors, president, treasurer and secretary of the corporation (an address need not be specified if the business address of the officer or director is the same as the principal office location):

President: Waleed Hassanein, M.D.

Treasurer: Stephen Gordon

Secretary: Stephen Gordon

Director(s): Waleed H. Hassanein, M.D. and Stephen Gordon

d.	The fiscal year end of the corporation:
December 29, except from time to time otherwise designated by the Board of Directors
e.	A brief description of the type of business in which the corporation intends to engage:
To develop, manufacture, market and sell medical devices and healthcare technology.
f.	The street address of the principal office of the corporation:
200 Minuteman Road, Andover, MA 01810
g.	The street address where the records of the corporation required to be kept in the commonwealth are located is:

200 Minuteman Road, Andover, MA 01810, which is

(number, street, city or town, State, zip code)

☑ its principal office;

☐ an office of its transfer agent;

☐ an office of its secretary/assistant secretary;

☐ its registered office.

Signed this 10th day of October, 2018 by the incorporator(s):

Signature: /s/ Lauren Foy

Name: Lauren Foy

Address: c/o. Ropes & Gray LLP, 800 Boylston Street, Boston, MA 02199

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with,

and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

October 11, 2018 01:06 PM

/s/ Willam Francis Galvin

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth